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                                                                   Exhibit 99.1

FOR RELEASE: Immediately

Contact:
Richard K. Arter        Investor Relations             941-362-1200
Richard J. Dobbyn       Chief Financial Officer        941-362-1200

           SUN HYDRAULICS CORPORATION RELEASES SECOND QUARTER RESULTS

SARASOTA, FLA, August 11, 1999 - Sun Hydraulics Corporation (NASDAQ: SNHY) today announced net sales were $15.9 million for the quarter ended July 3, 1999, representing a 9.5% decrease compared to second quarter 1998 net sales of $17.6 million. The Company incurred a net loss of $0.2 million for the second quarter of 1999, compared to net income of $1.2 million in the same quarter of 1998. Basic and diluted net losses per share for the second quarter of 1999 were ($0.03), compared to basic and diluted net income per share of $0.19 and $0.18, respectively, in the second quarter of 1998.

"The second quarter loss was mainly a result of missed shipments and productivity issues related to the implementation of our new Y2K compliant operating system," said Clyde Nixon, Sun Hydraulics President. "As we stated in our July 29th press release, we experienced many small difficulties during the implementation, but shipments have recently returned to pre-implementation levels. We believe that once fully implemented, the new system will provide significant long-term benefits.

Sun Hydraulics Corporation, with manufacturing and distribution facilities in Sarasota and Manatee County, Florida, Coventry, England, Erkelenz, Germany and Incheon, Korea, is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets.

FORWARD-LOOKING INFORMATION
         Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management's Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company's strategies regarding growth, including its intention to develop new products; (ii) the Company's financing plans; (iii) trends affecting the Company's financial condition or results of operations; (iv) the Company's ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; (vi) the Company's Year 2000 readiness plans and costs; and (vii) the Company's ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

         Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect